                                                                     EXHIBIT 4.2

                                 Amendment to
                    Stockholder Protection Rights Agreement
                    ---------------------------------------


     This Amendment to Stockholder Protection Rights Agreement ("Amendment"), dated as of April 6, 2001, is by and between IVI Checkmate Corp., a Delaware corporation (the "Company"), and First Union National Bank, as Rights Agent (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent entered into that certain Stockholder Protection Rights Agreement on September 16, 1998 (the "Rights Agreement");

     WHEREAS, the Company is contemplating entering into an Agreement and Plan of Merger (the "Merger Agreement") with Ingenico S.A., a societe anonyme organized under the laws of France and its affiliate ("Ingenico"), pursuant to which the Company shall be acquired by Ingenico (the "Merger");

     WHEREAS, Ingenico is an existing stockholder of the Company;

     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company proposes to sell and Ingenico proposes to purchase (the "Stock Purchase"), additional shares of the Company's Common Stock, $.01 par value per share ("Common Stock");

     WHEREAS, the proposed Stock Purchase would cause Ingenico to become the Beneficial Owner of greater than 15% of the Company's outstanding shares of Common Stock, and as a result be deemed an Acquiring Person under the Rights Agreement;

     WHEREAS, the Board of Directors of the Company has approved an exemption from the operation of the Rights Agreement and definition of Acquiring Person for Ingenico's proposed Stock Purchase, with the effect that Ingenico would be exempted from and not deemed to be an Acquiring Person;

     WHEREAS, as of the date of this Amendment, no Flip-In Date or related events have occurred;

     WHEREAS, the Company has provided to the Rights Agent a certificate satisfying the requirements of Section 5.4 of the Rights Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements, benefits and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  Exemption/Amendment.  As permitted pursuant to Section 5.4 of the
         -------------------
Rights Agreement, the parties hereby amend the Rights Agreement as follows:

     (a) The definition of "Acquiring Person" in Section 1.1 of the Rights Agreement is amended and restated in its entirety as follows:

     "Acquiring Person" shall mean any Person who is a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term "Acquiring Person" shall not include any Person (i) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock on the date of this Agreement or who shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company or IVI Checkmate Ltd., as the case may be, of shares of Common Stock or Exchangeable Shares, until such time hereafter or thereafter as any such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock (including as a result of becoming the Beneficial Owner of additional Exchangeable Shares), or (ii) who is the Beneficial Owner of 15% or more of the outstanding shares of Common Stock but who acquired Beneficial Ownership of shares of Common Stock without any plan or intention to seek or effect control of the Company, if such Person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock. In addition, the Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the company shall not be an Acquiring Person. Notwithstanding anything in this Agreement to the contrary, Ingenico S.A., a societe anonyme organized under the laws of France ("Ingenico") shall not be deemed to be an Acquiring Person solely by virtue of
(i) the approval, execution or delivery of the Agreement and Plan of Merger, dated as of April 6, 2001, by and among the Company, Ingenico and Idaho Acquisition Corp., as amended from time to time (including all schedules and exhibits thereto, the "Merger Agreement"), (ii) the consummation of the acquisition of shares of Common Stock described in Section 5.10 of the Merger Agreement (the "Issuance"), (iii) the consummation of any of the other transactions contemplated in the Merger Agreement or (iv) the public announcement of any of the foregoing; provided, however, that immediately following the Issuance and for so long as Ingenico Beneficially Owns in excess of 15% of the outstanding shares of Common Stock, Ingenico shall be deemed an Acquiring Person if it or its affiliates shall thereafter acquire Beneficial Ownership of any additional shares of Common Stock (including, without limitation, if following any disposition of shares of Common Stock by Ingenico or its affiliates, Ingenico or its affiliates were to acquire Beneficial Ownership of any additional shares of Common Stock) (other than as a result of
(x) a stock dividend, stock split, recapitalization or other similar transaction or (y) an acquisition of Beneficial Ownership of shares of Common Stock provided such acquisition is without any plan or intention to seek or effect control of the Company, if Ingenico or such affiliate promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting power, with respect to such shares), such newly acquired shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock)."

     (b) The definition of "Separation Time" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, a Separation Time shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated in the Merger Agreement, including without limitation, the Issuance or (iv) the public announcement of any of the foregoing."

     (c) The definition of "Stock Acquisition Date" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall occur solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated in the Merger Agreement, including without limitation, the Issuance or (iv) the public announcement of any of the foregoing."

     (d) The definition of "Flip-Over Transaction or Event" in Section 1.1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, no Flip-Over Transaction or Event shall occur solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated in the Merger Agreement, including without limitation, the Issuance or (iv) the public announcement of any of the foregoing."

     (e) The definition of "Expiration Time" in Section 1.1 of the Rights Agreement is amended and restated in its entirety as follows:

     "Expiration Time" shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) October 16, 2008, (iv) upon the merger of the Company into another corporation pursuant to an agreement entered into prior to the Flip-in Date, and (v) simultaneously with the Effective Time (as defined in the Merger Agreement) of the Merger.

     (f) Section 5.6 of the Rights Agreement is amended to add the following sentence at the end thereof:

     "Notwithstanding anything in this Agreement to the contrary, no person shall have any right of action under the Rights Agreement solely by virtue of
(i) the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any of the other transactions contemplated in the Merger Agreement, including without limitation, the Issuance or (iv) the public announcement of any of the foregoing."

     2.  Corresponding Changes.  All other applicable provisions of the Rights
         ---------------------
Agreement shall be interpreted consistent with the operative provisions of this Amendment.

     3.  Remainder of Rights Agreement.  Other than as specifically set forth
         -----------------------------
herein, the balance of the Rights Agreement shall remain in full force and effect as set forth therein.

                        [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                      IVI CHECKMATE CORP.

                                      By: /s/ John Neubert
                                          -----------------------------------
                                      Name:  John Neubert
                                      Title: Executive Vice President and Chief
                                             Financial Officer



                                      FIRST UNION NATIONAL BANK,
                                      as Rights Agent


                                      By: /s/ Ted Wiener
                                          -----------------------------------
                                      Name:  Ted Wiener
                                      Title: Corporate Trust Officer

                                  Certificate
                                      for
                    Stockholder Protection Rights Agreement
                    ---------------------------------------
               (IVI Checkmate Corp.--First Union National Bank)


     This Certificate is executed and delivered to First Union National Bank, as Rights Agent (the "Rights Agent"), in connection with the Amendment to Stockholder Protection Rights Agreement ("Amendment"), dated as of April 6, 2001, by and between IVI Checkmate Corp., a Delaware corporation (the "Company"), and the Rights Agent. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Stockholder Protection Rights Agreement dated September 16, 1998, by and between the Company and the Rights Agent.

     The Company hereby certifies that:

     (a) no "Flip-In Date" has occurred prior to the date of this Certificate, and the proposed amendment otherwise satisfies the requirements of the Rights Agreement and Section 5.4 thereof; and

     (b) the Company's Board of Directors has previously approved the Amendment to the Rights Plan.



Date: April 5, 2001.


                                      IVI Checkmate Corp.

                                      By: /s/ John Neubert
                                          ------------------------------------
                                      Name:  John Neubert
                                      Title: Executive Vice President and
                                             Chief Financial Officer